EXHIBIT 10.2

SHAREHOLDERS AGREEMENT

BETWEEN

ALL THE

SHAREHOLDERS

OF

QUÉBEC SILICON GENERAL PARTNER INC.

October 1, 2010

TABLE OF CONTENTS

1.           DEFINITIONS2

2.           BUSINESS AND AFFAIRS OF THE COMPANY8

3.           THE SHAREHOLDERS8

4.           ISSUANCE OF SHARES9

5.           SECURITY INTERESTS10

6.           TRANSFER OF SHARES10

7.           MANAGEMENT OF THE COMPANY11

8.           RECORDS, REPORTS AND REPORTING15

9.           DEFAULT OF A SHAREHOLDER17

10.           CONFIDENTIALITY18

11.           INDEMNIFICATION20

12.           DISPUTE RESOLUTION20

13.           GENERAL23

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT dated October 1, 2010,

BY AND BETWEEN:	BÉCANCOUR SILICON INC., a company governed by the laws of Québec;

(hereinafter called "BSI")

AND:	DOW CORNING NETHERLANDS, B.V., a corporation governed by the laws of the Netherlands;

(hereinafter called "DCC GP Co")

AND:	QUÉBEC SILICON GENERAL PARTNER INC., a company governed by the laws of Québec;

(hereinafter called the "Company")

WHEREAS the Company has been incorporated under the Act (as defined herein);

WHEREAS BSI and the Company formed as of August 18, 2010, a limited partnership, "Silicium Québec Société en commandite", in its French language version, and "Québec Silicon Limited Partnership", in its English language version (the "Partnership"), under the laws of the Province of Québec, to operate the Business (as defined in the Amended and Restated Limited Partnership Agreement) pursuant to the terms of a limited partnership agreement (the "Original Limited Partnership Agreement");

WHEREAS at the time that the Original Limited Partnership Agreement was entered into, BSI was the sole shareholder of the Company, holding 51 Class A Shares (as defined below);

WHEREAS the Company is the general partner of the Partnership;

WHEREAS on the date hereof, BSI, DCC LP Canco (as defined below), and the Company entered into an amended and restated limited partnership agreement (as amended from time to time, the "Amended and Restated Limited Partnership Agreement") to, inter alia, introduce DCC LP Canco as a special partner of the Partnership;

WHEREAS on the date hereof, DCC GP Co subscribed for 49 Class B Shares of the Company;

WHEREAS BSI and DCC GP Co are the owners of all the issued and outstanding shares in the capital of the Company as follows:

Name	Class and number of shares issued	Percentage of Voting Securities
BSI	51 Class A shares	51%
DCC GP Co	49 Class B Shares	49%

WHEREAS the percentage of units held in the Partnership by BSI and DCC LP Canco (excluding the 100 units held by the Company as general partner of the Partnership) is also 51% and 49%, respectively;

WHEREAS the Company, as general partner of the Partnership, is authorized and required under the Amended and Restated Limited Partnership Agreement to manage, control, administer and operate the Partnership and its business and affairs and to represent the Partnership in accordance with the Amended and Restated Limited Partnership Agreement;

WHEREAS BSI, DCC GP Co and the Company desire to enter into this shareholders agreement to provide for the conduct of the business and affairs of the Company, to provide for restrictions on the transfer and ownership of shares in the capital of the Company and to govern their relationship as shareholders;

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1	In this Agreement, the following expressions shall have the following meanings, unless there is something in the context inconsistent therewith:

"Absolute Control" means:

(i)
in relation to a Person that is a corporation, the ownership, directly or indirectly, of voting securities of such Person carrying all of the voting rights attaching to all voting securities of such Person (other than Qualifying Shares, if any) and which are sufficient, if exercised, to elect the entirety of its board of directors; and

(ii)
in relation to a Person that is a partnership, limited partnership, mutual fund trust, trust or other similar unincorporated entity or association of any nature, the ownership, directly or indirectly, of voting securities of such Person (including the general partner thereof, as the case may be) carrying all of the voting rights attaching to all voting securities of such Person (including the general partner thereof, as the case may be) or the ownership of all of the other interests or rights entitling the holder thereof to exercise exclusive control and direction over the management and policies of such Person, as the case may be; and "Absolutely Controls" and "Absolutely Controlled" shall have similar meanings;

"Absolutely Controlled Affiliate" means, in relation to any Person, any other Person that is Absolutely Controlled by the first-mentioned Person;

"Act" means the Canada Business Corporations Act, as the same may be amended, supplemented or restated from time to time;

"Affiliate" means, in relation to any Person, any other Person that, directly or indirectly, (i) Absolutely Controls the first-mentioned Person, (ii) is an Absolutely Controlled Affiliate of the first-mentioned Person or (iii) is under common Absolute Control with the first-mentioned Person;

"Affiliated Person" means, in relation to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or under common Control with the first-mentioned Person;

"Agreement" means this shareholders agreement, all schedules attached hereto and any agreement or schedule amending this Agreement; the words "hereto", "herein", "hereinabove", "hereinafter", "hereof", "hereby" and "hereunder" and similar expressions refer to this Agreement and not to any particular section, clause or part of it;

"Amended and Restated Limited Partnership Agreement" has the meaning ascribed thereto in the preamble;

"AMG" means Advanced Metallurgical Group N.V. or its Affiliated Persons;

"Annual Budget" has the meaning ascribed thereto in Section 7.8.4;

"applicable Law" has the meaning ascribed thereto in the definition of Laws;

"Board" means the board of directors of the Company;

"BSI" means Bécancour Silicon Inc.;

"BSI Parent" means Timminco Limited, a corporation organized under the laws of Canada;

"BSI Representatives" has the meaning ascribed thereto in Section 7.1;

"Business Day" means any day of the year, other than a Saturday, Sunday or other day on which banks are closed for business in Montreal, Québec or New York, New York;

"Class A Shares" means the class A shares in the capital of the Company;

"Class B Shares" means the class B shares in the capital of the Company;

"Company" has the meaning ascribed thereto in the preamble;

"Confidential Information" has the meaning ascribed thereto in Section 10.1;

"Control" means:

(i)
in relation to a Person that is a corporation, the ownership, directly or indirectly, of voting securities of such Person carrying more than 50% of the voting rights attaching to all voting securities of such Person (Qualifying Shares, if any, in the capital of such Person being deemed to be owned by the largest shareholder of such Person) or which are sufficient, if exercised, to elect the majority of its board of directors; and

(ii)
in relation to a Person that is a partnership, limited partnership, mutual fund trust, trust or other similar unincorporated entity or association of any nature, the ownership, directly or indirectly, of voting securities of such Person (including the general partner thereof, as the case may be) carrying more than 50% of the voting rights attaching to all voting securities of such Person (including the general partner thereof, as the case may be) or the ownership of more than 50% of other interests or rights entitling the holder thereof to exercise, control and direction over the management and policies of such Person, as the case may be; and "Controls", "Controlled" and "Controlling" shall have similar meanings; provided that Dow Chemical Company and Corning Incorporated each shall be deemed to be a Person in Control of DCC GP Co Parent so long as it owns at least 50% of the outstanding share capital of DCC GP Co Parent and AMG shall be deemed to be a Person in Control of BSI Parent so long as it owns at least 40% of the outstanding share capital of BSI Parent;

"Controlled Affiliated Person" means, in relation to any Person, any other Person that is Controlled by the first-mentioned Person;

"Corresponding Pro-Rata Share" means a percentage determined by dividing the number of Units Transferred by a Shareholder or an Affiliate, as a Special Partner, to a third party or any Affiliate thereof, by the total number of issued and outstanding Units held by such Shareholder or Affiliate at the time the calculation is made;

"DCC GP Co" has the meaning ascribed thereto in the preamble;

"DCC GP Co Parent" means Dow Corning Corporation;

"DCC GP Co Representatives" has the meaning ascribed thereto in Section 7.1;

"DCC LP Canco" means Dow Corning Canada, Inc., a corporation organized under the laws of Canada;

"Defaulting Partner" means a Special Partner in respect of which a Default, as defined in the Amended and Restated Limited Partnership Agreement, has occurred;

"Facility" means the silicon metal facility located at 6500 Rue Yvon Trudeau, Bécancour, Québec;

"Framework Agreement" means that certain Framework Agreement, dated as of August 10, 2010, by and among DCC GP Co Parent, BSI Parent and BSI, as the same may be amended from time to time;

"GAAP" means the accounting principles generally accepted in Canada from time to time, including the policies and standards of disclosure recommended by the Canadian Institute of Chartered Accountants from time to time, applied in a consistent manner from period to period;

"Governmental Authority" means any: (i) federal, provincial, regional, local, municipal, foreign, international, multinational, territorial, state or other government, governmental or public department, central bank, court, tribunal, arbitral body, statutory body, commission, board, bureau or agency, domestic or foreign; (ii) subdivision, agent, commission, board or authority of any of the foregoing; or (iii) quasi-governmental, private body or regulatory entity exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, including any stock exchange;

"IFRS" means International Financial Reporting Standards, as in effect from time to time;

"Including", "include" and words of similar import, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation", or "but not limited to", or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

"Insolvent" means, with respect to the applicable Person on any date of determination, satisfying the definition of an "insolvent person" contained in Section 2 of the Bankruptcy and Insolvency Act (Canada), and "Insolvency" means the condition of being Insolvent;

"Laws" means all statutes, codes, treaties, directives, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, terms and conditions of any grant, approval, permission, authority or license, rulings or awards, policies, voluntary restraints, guidelines, or any provisions of the foregoing, of any Governmental Authority or self-regulatory entity, in each case which have the force of law, including any interpretation thereof and any decision, doctrine or recommendations from any Governmental Authority or self-regulatory entity, in each case which have the force of law, and general principles of common and civil law and equity, in each case which have the force of law; and "Law" means any one of the foregoing, and the term "applicable," with respect to such Law and in the context that refers to one or more Persons, means that such Law applies to such Person or Persons or its or their business, undertaking, property, assets or securities and emanates from a Governmental Authority or self-regulatory entity having jurisdiction over the Person or Persons or its or their business, undertaking, property, assets or securities;

"Management" means the management of the Company, consisting of individuals either appointed by the Board or acting as officers pursuant to the Services Agreement;

"Non-Defaulting Partner" means any Special Partner which is not a Defaulting Partner;

"Operating Committee" has the meaning ascribed thereto in Section 7.9;

"Original Limited Partnership Agreement" has the meaning ascribed thereto in the preamble;

"Partnership" has the meaning ascribed thereto in the preamble;

"Partnership Interest" means the interest of a Partner in the Partnership consisting of: (i) such Partner's interest and share in profits, losses, reserves, holdbacks, allocations and distributions of the Partnership and its common stock (as referred to in the Civil Code); (ii) such Partner's capital account maintained on the books of the Partnership; (iii) such Partner's right to vote or grant or withhold consents or approvals with respect to Partnership matters (if any) as provided herein or in the Civil Code; and (iv) such Partner's other rights, obligations and privileges as provided herein or in the Civil Code, and includes Units;

"Party" means any of BSI, DCC GP Co or the Company and any other Person which may hereafter agree to be bound by the terms of this Agreement in accordance with the provisions hereof; and "Parties" means all of them;

"Person" means any individual, sole proprietorship, partnership, corporation or company, with or without share capital, trust, foundation, joint venture or any other incorporated or unincorporated entity or association of any nature;

"Qualifying Shares" means shares that a Person must hold to qualify as a director of the issuing corporation under applicable Law, or shares held by a Person or Persons (equal to no more than 1% of the issued and outstanding share capital of the issuing corporation) so that the issuing corporation has the minimum number of shareholders or members required under applicable Law;

"Representative" means a BSI Representative or a DCC GP Co Representative;

"Securities Act" means the Securities Act (Québec);

"Security Interest" means any mortgage, pledge, assignment by way of security, security granted under the Bank Act (Canada), hypothec (legal or conventional, immovable or movable, with or without delivery), pledge, security agreement, financing or any other security interest on any property and any and all similar arrangements, conditions or encumbrances on any property that in substance secure payment or performance of an obligation, including any and all similar arrangements, conditions or encumbrances on any property under any Law applicable to any Shareholder;

"Services Agreement" means the services agreement or agreements between the Partnership and BSI or Timminco, as the case may be, that sets forth the agreed personnel and other shared services to be provided to, or by, the Partnership;

"Shareholders" means BSI and DCC GP Co and any other holder of Shares from time to time which agrees to be bound by the terms of this Agreement in accordance with the provisions hereof; and "Shareholder" means any one of the Shareholders;

"Shares" means any shares in the share capital of the Company of any class;

"Special Majority of the Board" means a majority of the Board which includes at least one BSI Representative and one DCC GP Co Representative;

"Special Partner" means BSI and DCC LP Canco, for so long as they remain special partners of the Partnership, and any other Person which becomes and remains a special partner of the Partnership in accordance with the provisions of the Amended and Restated Limited Partnership Agreement; and "Special Partners" is the collective reference to all such parties;

"Special Pro-Rata Share" means, in relation to a Special Partner, a percentage determined by dividing the number of Units held by such Special Partner in the Partnership by the total number of issued and outstanding Units which are held by all Special Partners in the Partnership at the time the calculation is made, provided that the total of all Special Pro Rata Shares shall always be equal to 100%;

"Supply Agreement" means the agreement among the Partnership, BSI and DCC GP Co Parent (or their permitted designees) entered into on the date hereof, as the same may be amended from time to time, regarding the supply and allocation of silicon metal output from the Business (as defined in the Amended and Restated Limited Partnership Agreement);

"Transfer" means, in respect of a Partnership Interest or Shares, a transfer, sale, exchange, assignment, creation of a Security Interest or other encumbrance or disposition, including the grant of an option or other right, whether directly or indirectly through the transfer of equity interests of an Affiliate substantially all of whose assets are comprised of a Partnership Interest or GP Shares, whether voluntarily, involuntarily, by operation of law or pursuant to a merger, consolidation or similar business combination, of or in relation to such Partnership Interest and/or Shares; provided, that (i) a transfer of equity interests in BSI Parent shall not be deemed a Transfer (although may represent a Change of Control Event), (ii) a transfer of the equity interests of DCC GP Co Parent shall not be deemed a Transfer, (iii) a reorganization involving BSI and BSI Parent whereby BSI is merged or wound-up into BSI Parent shall not be deemed a Transfer and a reorganization of DCC GP Co and DCC GP Co Parent (or one of its Affiliates) whereby DCC GP Co is merged or wound-up into DCC GP Co Parent (or one of its Affiliates) shall not be deemed a Transfer and (iv) "Transferred", "transferred" "Transferor" and "Transferee" each have a correlative meaning. The foregoing notwithstanding, the grant of a Security Interest in a Partnership Interest or Shares to a financial institution in connection with any bona fide loan to a Shareholder or its Affiliates from such financial institution in which such financial institution does not have the power to vote or dispose of such Partnership Interest or Shares other than in case of a default caused by the action or inaction of such Shareholder, and, in such case, such financial institution holds the Partnership Interest or Shares subject to the terms and conditions of the Amended and Restated Limited Partnership Agreement or this Agreement (including, without limitation, subject to the provisions of Section 6 hereof), as applicable, and which Security Interest shall be automatically released upon a Special Partner's exercise of any call rights under Sections 10.7 and 16.5 (or any successor provisions) of the Amended and Restated Limited Partnership Agreement, shall not be deemed a Transfer;

"Ultimate Parent" means in respect of DCC GP Co, Dow Corning Corporation, and in respect of BSI, BSI Parent; and in respect of any other Person which shall become a Shareholder, the Person designated by such Shareholder as being its Ultimate Parent and accepted by all of the other Shareholders; and

"Units" means the units evidencing the Partnership Interest of a partner in the Partnership.

2.	BUSINESS AND AFFAIRS OF THE COMPANY

2.1
Purpose of the Company.  The Company was established for the purpose of acting as general partner of the Partnership. The business of the Company will be limited to fulfilling the obligations and carrying out the duties of the general partner under the Amended and Restated Limited Partnership Agreement, and in engaging in any activities directly or indirectly related thereto.

2.2	Head Office. The head office of the Company shall be located at 6500 Rue Yvon Trudeau, Bécancour, Québec, or at such other location approved by the Board.

2.3	Fiscal Year. The fiscal year of the Company will end on December 31 of each year, or at such other date approved by the Board.

3.	THE SHAREHOLDERS

3.1
Status and Capacity of the Shareholders and the Company. Each Shareholder hereby represents and warrants to and covenants with the Company and the other Shareholder, and the Company hereby represents and warrants to and covenants with the Shareholders (excluding the provisions of Section 3.1.8 as regards the Company), that:

3.1.1
Subsistence.  It is duly formed, constituted, created, incorporated, amalgamated or continued, as the case may be, and validly existing under the Laws of its jurisdiction of formation, constitution, creation, incorporation, amalgamation or continuation, and it has the capacity to own its assets and properties;

3.1.2	Capacity. It has the capacity and authority to enter into and be bound by this Agreement;

3.1.3	Authorizations. This Agreement has been duly authorized, executed and delivered by it;

3.1.4
No Conflict.  The signing, delivery and performance by it of this Agreement do not violate any of its articles, by-laws or other constating documents, or any agreements to which it is a party or any Law applicable to it, except for such violations which would not have a material adverse effect on the Company or the Shareholders;

3.1.5	Legally Binding. This Agreement constitutes legal, valid and binding obligations of such Person, enforceable against it in accordance with its terms;

3.1.6
No Bankruptcy or Insolvency.  It is neither bankrupt nor Insolvent, and there are no proceedings pending or being contemplated by it, and/or to its knowledge, threatened against it, which would result in it being or becoming bankrupt or Insolvent;

3.1.7	Legal Proceedings. There is not pending or, to its knowledge, threatened against it any legal proceedings that could have a material adverse effect on the Company or the Shareholders; and

3.1.8	Title to Shares. Each Shareholder owns the Shares registered in its name free and clear of any Security Interest.

3.2
Each Shareholder hereby covenants and agrees that it shall not change its status under Section 3.1.6 as represented and warranted herein and, in addition to the Transfer restrictions set out in Section 6, shall not Transfer any of its Shares to any Person which would be unable to make the representations and warranties set forth in this Section 3.1.

4.	ISSUANCE OF SHARES

4.1
General Rule.  Unless otherwise agreed in writing between all Shareholders and except as provided in this Agreement, the Shareholders hereby agree that no Shares of the Company shall be issued from the Company's treasury unless issued pro-rata to the number of Shares held by each Shareholder and for a nominal price.

4.2
Number of Shares to be held by any Shareholder.  The Company shall take all necessary action, including issuing Shares for a nominal value and splitting Shares if necessary, in order to ensure that each Shareholder holds at any time a number of Shares corresponding to the Special Pro-Rata Share that it (or an Affiliate) holds as a Special Partner of the Partnership. Each Shareholder hereby constitutes and appoints the Company its true and lawful attorney, agent and mandatary, with full power and authority, in its name, place and stead, and for its use and benefit, to execute such instruments and documents as may be necessary to carry on the intent of this Section 4.1.

5.	SECURITY INTERESTS

5.1
Limitation on Security Interests.  Except with the prior written agreement of the other Shareholder, no Shareholder shall create or suffer to be created any Security Interest on any of its Shares or its rights under this Agreement, the Amended and Restated Limited Partnership Agreement or the Supply Agreement, if such granting would not constitute a permitted Transfer hereunder. Any purported Security Interest that is not in compliance with this Section 5.1 shall be void as between the Shareholders and the Company.

5.2
Security Interest by Operation of Law.  Section 5.1 shall not apply to any Security Interest on the Shares or the rights under this Agreement, the Amended and Restated Limited Partnership Agreement or the Supply Agreement arising from or imposed by any applicable Law which secures payment or performance of any obligations by any Shareholder and is contested in good faith by appropriate proceedings.

6.	TRANSFER OF SHARES

6.1
Prohibition on Transfer.  For a period of five years after the date hereof, no Shareholder shall Transfer all or any of its Shares except with the prior written agreement of the other Shareholder (which consent may be withheld for any or no reason), except as provided in Section 6.5. In addition, no Shareholder may at any time Transfer less than all of its Shares. All permitted Transfers (other than Transfers contemplated by Section 6.5) are subject to a corresponding Transfer of all of a Shareholder's (or, as applicable, its Affiliate's) Partnership Interest and, except as otherwise expressly provided, rights and obligations under the Supply Agreement.

6.2	No Violation of Applicable Laws. Notwithstanding anything herein to the contrary, no Shareholder shall be entitled to Transfer any Shares at any time if such Transfer would violate applicable Laws.

6.3
Transfers in Violation of this Agreement.  Any purported Transfer by a Shareholder of all or any of its Shares other than in accordance with this Agreement (including, without limitation, a Transfer of Shares without a corresponding Transfer of all of a Shareholder's (or, as applicable, its Affiliate's) Partnership Interest and rights and obligations under the Supply Agreement) shall be null and void, and the Company shall refuse to recognize any such Transfer of such Shares for any purpose and shall not reflect in the Register any change in ownership of such Shares pursuant to any such Transfer. Any purported Transferee of a Transfer which is null and void pursuant to this Agreement shall have no rights as a Shareholder pursuant to this Agreement.

6.4
Transfer to a Third Party.  Notwithstanding any other provisions of this Agreement, upon the Transfer by a Shareholder or its Affiliate of all or any part of that Person's Partnership Interest to a third party in accordance with the provisions of Section 10 of the Amended and Restated Limited Partnership Agreement, the Shareholder shall concurrently Transfer its Corresponding Pro-Rata Share of the Shares they hold in the Company to such third party or to an Affiliate thereof, for a cash purchase price, and such Transferee shall be automatically bound by the provisions of this Agreement upon the occurrence of such Transfer. Furthermore, the right of first refusal under Section 10.4 (or any successor provisions) of the Amended and Restated Limited Partnership Agreement; tag-along rights under Section 10.5 (or any successor provisions) of the Amended and Restated Limited Partnership Agreement; put rights under Section 10.6 (or any successor provisions) of the Amended and Restated Limited Partnership Agreement; and call rights under Sections 10.7 and 16.5 (or any successor provisions) of the Amended and Restated Limited Partnership Agreement; shall apply, mutatis mutandis to the Transfer of Shares by Shareholders to third parties.  As a condition to any such Transfer, the Transferor shall enter into any such agreements reasonably requested to acknowledge such Transferee's obligations hereunder.

6.5
Transfer to Affiliates.  Notwithstanding anything herein to the contrary, a Shareholder may Transfer any Shares to an Affiliate of such Shareholder without triggering any rights under Section 6.4; provided that such Affiliate agrees to be bound to the terms of this Agreement as if it were the Transferor and executes a copy of this Agreement so providing.

6.6
Expenses.  Any Shareholder that proposes to Transfer any Shares in accordance with the terms and conditions hereof shall be responsible for any expenses incurred by the Company in connection with such Transfer.

7.	MANAGEMENT OF THE COMPANY

7.1
Board of Directors.  Unless the Shareholders by unanimous decision otherwise agree, there will be five (5) directors of the Company and, subject to Section 7.2, three (3) of such directors will be appointed by BSI (each director so appointed, a "BSI Representative") and two (2) of such directors will be appointed by DCC GP Co (each director so appointed, a "DCC GP Co Representative"). Subject to Section 7.8, an affirmative vote of a majority of directors or the written consent of all directors shall constitute Board action. The Board shall meet quarterly (unless otherwise requested to meet more frequently by any director) for the purpose of reviewing the operations and financial status of the Company and for receiving reports from Management and the Operating Committee regarding operational matters including the parameters of a budget, pricing of output and related production schedules under the Supply Agreement and any disputes between the parties to this Agreement, the Amended and Restated Limited Partnership Agreement and the Supply Agreement. Any committees or subcommittees of the Board may be formed and shall be comprised of an equal number of BSI Representatives and DCC GP Co Representatives, and shall have such power and authority as is delegated by the Board; provided that any action requiring a Special Majority of the Board may only be approved by the Board upon receipt of the required vote.

7.2	Modification to Number of Appointees.

7.2.1
The number of directors that DCC GP Co will be entitled to appoint to the Board will be increased from two (2) to three (3) and the number of directors that BSI will be entitled to appoint to the Board will be reduced from three (3) to two (2) upon the occurrence of any of the following events:

7.2.1.1	the foreclosure by any lender to BSI or any of its Affiliates regarding the Partnership Interest or Class A Shares of BSI or its Affiliates or their interests in the Supply Agreement;

7.2.1.2
BSI and its Affiliates fail to take at least twenty-five percent (25%) of the output of the Facility over a two-year period (unless and until BSI and its Affiliates acquire at least forty percent (40%) of the output for a subsequent two-year period of time); or

7.2.1.3
BSI fails to make a Mandatory Capital Contribution (as defined in the Amended and Restated Limited Partnership Agreement), unless DCC GP Co also fails to make its corresponding Mandatory Capital Contribution.

7.2.2
To the extent that any Shareholder fails to elect the required number of directors, the size of the board of directors shall be automatically adjusted to reflect such failure (but only for so long as such failure continues) and the provisions of Section 6 shall not be applicable for so long as such Shareholder has failed to elect any directors.

7.3	[Reserved].

7.4	Initial Representatives. The initial BSI Representatives and DCC GP Co Representatives are set out at Schedule 7.4 hereto.

7.5
Replacement of Directors.  A Representative may be removed and replaced by his or her nominating Shareholder at any time by written notice to the other Shareholders. If a director should be or become unavailable to serve or otherwise fail to vote or act as a director to carry out the terms of this Agreement, then at the written request of any Shareholder, the Shareholder whose Representative has not acted will immediately designate by notice in writing to the other Shareholder an individual to serve as a replacement Representative to carry out the terms of this Agreement.

7.6
Executive Officers.  Subject to the Services Agreement, the directors will appoint one or more executive officers to manage or execute the business of the Company consistent with Section 2.1. The officers may include a president, a vice president, a controller/treasurer, a secretary and such other officers as the Board may determine. Notwithstanding the Services Agreement, DCC GP Co will have the right, but not the obligation, to appoint, from time to time, the Company's chief financial officer or a senior financial officer.

7.7
Officers to Manage.  Unless otherwise provided in this Agreement, the conduct of the business of the Company will be governed in accordance with the articles of the Company and managed by Management under the direction of the Board. The Board shall monitor the affairs of the Company and provide ongoing direction to Management as required.

7.8	Significant Corporate Action. The following actions of the Company may only be taken after obtaining the approval of a Special Majority of the Board:

7.8.1
Termination, Liquidation or Dissolution.  Except as otherwise provided in this Agreement, any action or steps to terminate, dissolve, wind-up or liquidate the Company or the Partnership, including the filing of any petition under the applicable bankruptcy or insolvency laws;

7.8.2
Acquisitions.  Any action or steps to have the Company or the Partnership acquire (by merger, consolidation, or acquisition of equity or assets) any corporation, partnership or other business organization or division thereof;

7.8.3	Formation of Subsidiaries. The formation of any subsidiary by the Company;

7.8.4	Annual Budgets. The approval or material modification of the annual operating and capital budget of the Partnership and of the Company (the "Annual Budget");

7.8.5
Cash Calls.  The adoption or modification of any cash-call forecast of the Partnership and the effecting of any cash calls by the Partnership, other than as contemplated in the Annual Budget or the provisions of the Amended and Restated Limited Partnership Agreement;

7.8.6	Intellectual Property. The sale, disposition, license, transfer or encumbrance by the Partnership of any material intellectual property;

7.8.7
Change to Partnership's Operations.  A change to the Partnership's operations that would materially adversely affect the overall output or production levels of the products contemplated by the Supply Agreement (without the consent of the relevant third parties to the various output agreements);

7.8.8
Acquisition or Sale of Assets.  The acquisition, sale, lease or disposition of any material assets by the Company or the Partnership which, individually or in the aggregate, have a value of over $500,000, individually, or $2,000,000 in the aggregate in any twelve-month period, except (i) as contemplated in the Annual Budget, or (ii) for acquisitions, sales, leases or dispositions in the ordinary course of business;

7.8.9
Indebtedness.  Any borrowing of money by the Partnership or by the Company or the issuing of promissory notes, evidences of indebtedness or other negotiable or non-negotiable instruments by the Partnership or the Company (except for working capital borrowings in the ordinary course of business) and, in each case, the aggregate consideration therefor exceeding $500,000, other than as contemplated in the Annual Budget (if pursuant to a facility or facilities then in effect);

7.8.10
Contractual Obligations.  The entering into of any agreement by the Company or the Partnership (other than purchase orders in the ordinary course of business) with annual payment obligations expected to exceed $500,000 or which has a duration of three years or more and under which payments are expected to exceed $1,500,000 in the aggregate or the entering into by the Company or the Partnership of any power supply agreement or collective bargaining agreement, other than as contemplated in the Annual Budget;

7.8.11
Guarantees, Loans.  The assumption, guarantee or endorsement of the obligations of any other Person by the Company or the Partnership, or the making by the Company or the Partnership of any loans, advances or capital contributions, or investments in, any other Person, other than short-term investments of cash on hand in the ordinary course of business;

7.8.12
Dividends and Distributions.  The declaration, setting aside or payment of any dividend or other distribution to equity-holders by the Company or the Partnership, irrespective of the form of such dividend or distribution, other than certain special distributions expressly permitted by the Amended and Restated Limited Partnership Agreement, distributions for the payment of taxes in accordance with the Amended and Restated Limited Partnership Agreement or otherwise pursuant to dividend or distribution policies agreed to by the Shareholders from time to time;

7.8.13
Settlement of Debt.  The repurchase or redemption by the Company or the Partnership of any security or debt (except to the extent such debt is due according to its terms) other than the Note (as defined in the Amended and Restated Limited Partnership Agreement);

7.8.14
Issuance of Securities.  The issuance or sale by the Company or the Partnership of any security, the registration of any security under the Securities Act or the grant of registration rights with respect to any security;

7.8.15
Related Party Transactions.  The entrance into by the Company or the Partnership of any transaction or series of related transactions with a value greater than $500,000 with any Shareholder or partner of the Partnership or any of their Affiliates (other than pursuant to an existing agreement contemplated by the Framework Agreement to remain in effect following the Closing thereunder or any Ancillary Agreement) or any amendment of an existing agreement;

7.8.16
Guarantee by the Partnership.  The entrance into any agreements where the Company or the Partnership is, directly or indirectly, assuming responsibility for the performance of any obligation of its partners or Shareholders or any of their Affiliates, as applicable;

7.8.17	Amendment to Organizational Documents. The amendment of any provision of the Company's organizational documents;

7.8.18
Litigation.  The settlement of any litigation to which the Company or the Partnership is a party for an amount in excess of $750,000 or on terms which may reasonably have a material adverse effect on the Partnership's ability to perform its obligations under the Supply Agreement;

7.8.19
Accounting. Any material change in accounting or tax practices of the Company or the Partnership, except as may be required by applicable Law or in connection with the conversion to IFRS as of January 1, 2011;

7.8.20	Auditors. Any change in the auditors of the Company or the Partnership; and

7.8.21	Compensation. Any material increase in the compensation or benefits of any officer of the Company.

7.9
Operating Committee. Each of BSI and DCC GP Co shall appoint three (3) members of their respective senior management teams to an executive operating committee (the "Operating Committee").  The Operating Committee shall meet not more often than once a quarter (unless requested to meet more frequently by any Representative) and shall be generally responsible for receiving reports upon and discussing operational matters between the parties, including, without limitation, the parameters of a budget, pricing of output and related production schedules, and disputes or differences between the Shareholders under this Agreement, the Amended and Restated Limited Partnership Agreement, the Supply Agreement or any of the other Ancillary Agreements (as defined in the Framework Agreement).  The Operating Committee, which shall not have any power or authority to bind the Company, shall report the results of its discussions to the Board, and shall endeavour in good faith to provide a consensus view on issues.  The manager of the Facility shall be an ex-officio member of the Operating Committee.  The Operating Committee is a working committee of the Company whose members need not be Representatives.  The initial Operating Committee members are set forth on Schedule 7.9 hereto.

8.	RECORDS, REPORTS AND REPORTING

8.1
Records and Books of Account.  The Company shall keep at the principal office of the Company appropriate books and records with respect to the Company's business. Any books and records maintained by the Company in the regular course of its business, including books of account and records of the Company proceedings, may be kept on, or be in the form of, computer disks, hard disks, magnetic tape or any other information storage device, provided that the books and records so maintained are convertible in to clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with GAAP up to and including December 31, 2010, and with IFRS thereafter. The Shareholders shall have access to, and may take copies from, all such books and records at all reasonable times during regular business hours.

8.2	Reports.

8.2.1
Annual Financial Statements.  As soon as practicable, but in no event later than twenty (20) days after the end of each fiscal year, the Company shall cause to be delivered to each holder of a Share, a financial report and unaudited financial statements (with notes attached thereto) of the Company for such fiscal year, presented in accordance with GAAP up to and including December 31, 2010, and with IFRS thereafter, including a balance sheet and statements of operations. The financial statements (with the notes attached thereto) shall be audited and reported upon by the auditor of the Company and certified by one or more officers or directors of the Company, in accordance with applicable Laws, no later than twenty (20) Business Days after the end of each such fiscal year and shall be sent to each holder of a Share no later than forty-five (45) days after the end of such fiscal year.

8.2.2
Quarterly Financial Statements.  As soon as practicable, but in no event later than twenty (20) days after the end of each calendar quarter, the Company shall cause to be delivered to each holder of a Share, a financial report and unaudited financial statements of the Company for such calendar quarter, presented in accordance with GAAP up to and including December 31, 2010, and with IFRS thereafter, including a balance sheet and statements of operations, such statements to be approved or certified by the directors or one or more officers of the Company, in accordance with applicable Laws and such other information as the Company determines to be necessary or appropriate.

8.2.3
Other Information. In the event that any Shareholder requires any of the foregoing reports or statements presented in a manner other than as described above, the Company shall use its reasonable best efforts to satisfy such needs, and such Shareholder shall reimburse the Company for any additional costs incurred by the Company on its behalf.

8.3
Accounting Policies.  Subject to Sections 7.8 and 8.4, the Company is authorized to establish from time to time accounting policies with respect to the financial statements of the Company and to change from time to time any policy that has been so established so long as such policies are consistent with GAAP up to and including December 31, 2010, and with IFRS thereafter.

8.4
Auditor.  The Company shall cause the auditor of the Company to review and report to the Shareholders upon the financial statements of the Company for and as at the end of each fiscal year, and to advise upon and make determinations with regard to financial questions relating to the Company or required by this Agreement to be determined by the auditor of the Company. Until its successor is appointed, the auditor of the Company shall be Ernst & Young LLP. The Shareholders hereby agree that any successor auditor of the Company shall be selected among the four (4) largest auditors in Canada.

8.5
Audit.  The Shareholders (either directly or indirectly through an auditor or legal counsel) shall have the right, at all reasonable times, to audit the books, the registers and records of the Company and to discuss its affairs with officers of the Company. In furtherance of the foregoing, the Shareholders (either directly or indirectly through an auditor or legal counsel) shall have the right to audit any transactions between the Company, on the one hand, and any Shareholder (or Affiliate thereof), on the other.

9.	DEFAULT OF A SHAREHOLDER

9.1
Defaulting Partner.  Upon a Shareholder (or its Affiliate) becoming a Defaulting Partner under the Amended and Restated Limited Partnership Agreement, such Shareholder: (i) shall cease to nominate Representatives to the Board in accordance with Section 7.1 and each director designated by such Shareholder then in place shall be deemed to have resigned from office; and (ii) shall not exercise voting rights attaching to the Shares, and its Shares shall be disregarded for the purposes of any such vote. The Company shall release and discharge each such director who is deemed to have resigned from any and all claims, debts, liabilities, rights of action and other obligations and demands whatsoever past, present or future, known or unknown, that the Company had or may then or thereafter have against any or all of them for or by reason of their being a director of the Company, as the case may be, other than in respect of fraud, wilful misconduct and criminal acts.

9.2
Purchase of a Defaulting Special Partner.  If a Shareholder (or its Affiliate) becomes a Defaulting Partner under the Amended and Restated Limited Partnership Agreement and the other Shareholder (as Non-Defaulting Partner under the Amended and Restated Limited Partnership) or any Affiliate thereof elects to purchase the Partnership Interest of the Defaulting Partner in accordance with the provisions of Section 16.5 of the Amended and Restated Limited Partnership Agreement, the Shareholder which is (or which is the Affiliate of) the Defaulting Partner shall, concurrently and in the same proportions, Transfer all Shares they hold in the share capital of the Company to the Shareholder which is (or which is an Affiliates of) the non-Defaulting Partners, for a cash purchase price equal to the amount appearing in the stated capital account of the Company for such Transferred Shares.

The acquisition of the Shares of a Shareholder which is (or which is an Affiliate of) a Defaulting Partner shall not release such Shareholder from any of its obligations under this Agreement, to the extent that such obligations existed prior to or arose from anything done or omitted to be done prior to the time of purchase of such Shares pursuant hereto.

9.3
Default of a Shareholder.  For the purposes of the provisions of Section 16.1(j) of the Amended and Restated Limited Partnership Agreement, a default shall be deemed to have occurred in respect of a Shareholder, if:

9.3.1
an order, judgment or decree, is voluntarily obtained by a Shareholder or an effective resolution is passed by such Shareholder pursuant to the Laws of any applicable jurisdiction, for the winding-up, liquidation or dissolution of such Shareholder; or

9.3.2
a Shareholder makes an assignment for the benefit of its creditors, is deemed to have made an assignment for the benefit of its creditors, files an assignment in bankruptcy, or files a proposal or a notice of intention to file a proposal under the Bankruptcy and Insolvency Act (Canada) or any successor legislation or any similar legislation of any applicable jurisdiction, or applies for an order under the Companies' Creditors Arrangement Act (Canada) or any similar legislation of any applicable jurisdiction; or

9.3.3
an order, judgment or decree is entered or obtained adjudging a Shareholder a bankrupt, or granting a motion seeking the liquidation, winding-up, dissolution, reorganization, arrangement, adjustment or composition of a Shareholder under the Companies' Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), or the Winding Up and Restructuring Act (Canada) or any successor legislation or any similar legislation of any applicable jurisdiction; or

9.3.4
proceedings are begun by a third party (i) for the appointment of a liquidator, trustee in bankruptcy, custodian, sequestrator, receiver, receiver and manager or any other Person with similar powers for a Special Partner or all or substantially all of a Shareholder's assets or properties, or (ii) to have an order for relief entered against such Shareholder as debtor or to adjudicate it bankrupt or seeking the liquidation, winding-up, dissolution, reorganization, arrangement, adjustment or composition under the Companies' Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Winding-up and Restructuring Act (Canada) or any successor legislation or any similar legislation of any applicable jurisdiction, unless the Shareholder is, within ten (10) days and in good faith, disputing such proceedings and in any event such proceedings are dismissed or withdrawn within ninety (90) days after the commencement thereof; or

9.3.5
a Shareholder applies for or consents to, approves or accepts the appointment of a liquidator, trustee in bankruptcy, custodian, sequestrator, receiver, receiver and manager or any other Person with similar powers for itself or all or substantially all of its assets or properties; or

9.3.6
a seizure or execution or any similar process, other than pursuant to a Security Interest, whether or not permitted, contemplated or acknowledged under this Agreement, is levied or enforced upon or against the Shares of such Shareholder and the same remains unsatisfied for the shorter of a period of ninety (90) days or such period as would permit the same to be sold, unless the Shareholder is, within ten (days) and in good faith, disputing such process; or

9.3.7	any Shares are Transferred (including, for greater certainty, the granting of a Security Interest), except in compliance with the provisions of this Agreement; or

9.3.8
if any Shareholder's Absolutely Controlled Affiliate, the Ultimate Parent of a Shareholder or any Absolutely Controlled Affiliate thereof would be in default under the provisions of Sections 9.3.1 through 9.3.7 assuming it were a party hereto, mutatis mutandis.

10.	CONFIDENTIALITY

10.1
Confidentiality.  Each Shareholder hereby agrees that it shall use Confidential Information only for the purposes of fulfilling its obligations hereunder and that it shall not, except as required by applicable Law in the opinion of such Shareholder's counsel, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use any Confidential Information for any other purpose whatsoever; provided that this shall not prevent a Shareholder from disclosing Confidential Information to its Affiliated Persons, advisors, accountants, attorneys and, subject to the provisions of Section 5, bona fide lenders, provided that in any such case the Person to whom Confidential Information is disclosed is advised of the proprietary nature of the Confidential Information and the restrictions contained in this Section 10.1, and the disclosing Shareholder shall be responsible for any breach of this Section 10.1 by such Person. For the purposes of this Agreement, the term "Confidential Information" shall mean all data or information whatsoever concerning the Partnership, the Company, and their respective Affiliated Persons, Controlled Affiliated Persons and their respective businesses, which is non-public, confidential or proprietary in nature in whatever form or manner provided, whether or not reduced to writing, whether tangible or intangible, together with analyses, compilations, forecasts, studies or other documents or records that contain or are based on such information or data prepared by the Partnership, a partner of the Partnership, the Company, a Shareholder or any other Person at the Partnership's, the partner of the Partnership, the Company's or the Shareholder's request, disclosed by one Person to another, including (i) financial statements and other financial and operating information, (ii) processes, intellectual property, methods, techniques and arrangements relating to such businesses and activities and the manner in which the Partnership, the partner of the Partnership, the Company, the Shareholders and their Controlled Affiliated Persons do business, (iii) any other materials or information that is not generally known to others engaged in similar businesses or activities, and (iv) all information that contains, is derived from or relates to any of the above enumerated materials and information. Notwithstanding the foregoing, each Shareholder may disclose (subject to applicable Laws) Confidential Information if (a) any such Confidential Information is or becomes generally available to the public other than as a result of disclosure by a Shareholder (or any of its Affiliated Persons) that does not own such Confidential Information, (b) any such Confidential Information (including any report, statement, testimony or other submission to a governmental authority) is required to be disclosed by applicable Laws, including but not limited to applicable securities laws, applicable tax laws and accounting regulations, after prior notice has been given to the other Shareholder to the extent such notice is permitted by applicable Law, provided that no such notice is required if prohibited by applicable Law, (c) any such Confidential Information is reasonably necessary to be disclosed in connection with any dispute with respect to this Agreement or the Amended and Restated Limited Partnership Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Shareholder in the course of any litigation, arbitration, mediation, investigation or administrative proceeding), (d) any such Confidential Information was or becomes available to a Shareholder on a non-confidential basis and from a source (other than the other Shareholder or any Affiliated Person or representative of such Shareholder) that is not bound by a confidentiality agreement with respect to such information or (e) any such Confidential Information that was previously or is after the date hereof independently developed without the aid, application or use of any information that is to be kept confidential under this Section 10 is evidenced by a written record proving such independent development.  For the purposes of this Section 10, "Affiliated Persons" shall include, with respect to DCC GP Co, Dow Chemical Company and Corning Incorporated and, with respect to BSI, AMG.  The provisions of this Section 10.1 shall not otherwise affect any rights granted pursuant to any other agreement.

11.	INDEMNIFICATION

11.1
General Indemnity.  Subject to the limitations contained in the Act, the Company shall indemnify each director and officer of the Company, each former director and officer of the Company and each individual who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor (or an individual who undertakes or has undertaken any liability on behalf of the Company or any such body corporate) and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Company or such body corporate, if: (i) he or she acted honestly and in good faith; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

For greater certainty, any indemnity paid by the Company under this Section 11.1 shall not include the fees and expenses of legal counsels other than these of the legal counsel retained by the Company to defend the claim against all such Persons.

11.2
Advance by the Company.  To the fullest extent permitted by law, expenses (including legal fees and expenses other than these mentioned in the second paragraph of Section 11.1) incurred by an indemnitee in defending any claim, demand, action, suit or proceeding shall, in the circumstances of any claim, demand, action, suit or proceeding made against all directors and officers of the Company (including, where the context so requires or permits, former director(s) and officer(s) of the Company and an individual who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor (or an individual who undertakes or has undertaken any liability on behalf of the Company)) and his or her heirs and legal representatives, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the indemnitee to repay such amount if it shall be determined that the indemnitee is not entitled to be indemnified as authorized in Section 11.1.

12.	DISPUTE RESOLUTION

12.1
Amicable Resolution.  The Shareholders mutually desire that friendly collaboration will continue among them with respect to the relationship created by this Agreement and the Amended and Restated Limited Partnership Agreement.  Accordingly, they will try, and they will cause their respective Affiliates to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement and the Amended and Restated Limited Partnership Agreement, including any amendments hereto and thereto.  In furtherance thereof, in the event of any dispute or disagreement between the Shareholders or their affiliates, as to the interpretation of any provision of this Agreement or the Amended and Restated Limited Partnership Agreement or any other agreements related hereto or thereto or arising out of the transactions contemplated hereby or thereby, or the performance of obligations hereunder or thereunder, including for the purposes of an inability to obtain a Special Majority of the Board when required, other than disputes with respect to any determination of book value, fair market value or Valuation Price pursuant to the Amended and Restated Limited Partnership Agreement, which shall be resolved in the manner set forth in Section 21.4 thereof (each a "Dispute"), then unless otherwise expressly provided in such other agreement related hereto (it being understood that Disputes under the Supply Agreement and the Framework Agreement shall be resolved in accordance with the terms thereof), upon written request of either party, the matter will be referred for resolution to the Operating Committee.  The Operating Committee will make a good faith effort to promptly resolve all Disputes referred to it.  Operating Committee decisions will be unanimous and will be binding on the Company.  If the Operating Committee does not agree to a resolution of a Dispute within thirty (30) days after the reference of the matter to it, the Dispute will be referred to a senior officer of each Shareholder (as so designated by each Shareholder).  If the specified senior officers of the Shareholders do not agree to a resolution of the Dispute within thirty (30) days after the reference of the matter to them, then the parties will be free to exercise the remedies available to them under applicable Law, subject to Sections 12.2 and 12.3.

12.2
Mediation.  In the event any Dispute (other than a Dispute relating to Section 7.8) cannot be resolved in an amicable manner as set forth in Section 112.1, the Shareholders intend that such Dispute be resolved by mediation.  If the Operating Committee and the applicable senior officers of each Shareholder are unable to resolve the Dispute as contemplated by Section 12.1, any of the Shareholders may demand mediation of the Dispute by written notice to the other in which case the parties will select a mediator within ten (10) days after the demand.  The mediator shall be a single qualified mediator experienced in the matters at issue, such mediator to be mutually agreed upon by the Shareholders.  Neither party may unreasonably withhold consent to the selection of the mediator.  Each Shareholder will bear its own costs of mediation but both parties will share the costs of the mediator equally.

12.3	Arbitration.

12.3.1
In the event that the Dispute is not resolved in accordance with Section 12.1 or 12.2, either party involved in the Dispute may submit the Dispute to binding arbitration pursuant to this Section 12.3; provided that no Dispute arising out of the failure to obtain a Special Majority of the Board pursuant to Section 7.8 shall be eligible for or submitted to binding arbitration pursuant to this Section 12.3.  All Disputes submitted to arbitration pursuant to this Section 12.3 shall be resolved in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association (the "AAA").  All cost and expenses incurred by the arbitrators shall be shared equally by the applicable parties and each party shall bear its own costs and expenses in connection with any such arbitration proceeding.

12.3.2
In any Dispute submitted to binding arbitration pursuant to this Section 12.3, there shall be three (3) arbitrators: (i) one (1) appointed by BSI, (ii) one (1) appointed by DCC GP Co and (iii) one (1) appointed by the two (2) arbitrators appointed by the Shareholders.  Each party to a Dispute shall choose an arbitrator within thirty (30) days of receipt by a party of the demand for arbitration.  If any party fails to appoint an arbitrator within the time periods specified herein or if the two arbitrators appointed by the Shareholders are unable to agree upon a third, such arbitrator shall, at any party's request, be appointed by the AAA, pursuant to a listing, ranking and striking procedure in accordance with the Rules.  Any arbitrator appointed by the AAA shall have no less than fifteen (15) years of experience with large, complex commercial cases, and shall be an experienced arbitrator.

12.3.3
The language of the arbitration shall be English.  The place of arbitration shall be New York, New York.  Except as set forth in this Section 12, the parties agree that arbitration shall be their exclusive remedy with respect to Disputes.  In addition to the authority conferred on the arbitral tribunal by the Rules, the arbitral tribunal shall have the authority to order such production of documents and such depositions of witnesses as may reasonably be requested by either party or by the arbitral tribunal itself.  The award rendered in any arbitration commenced hereunder shall be final and binding upon the applicable parties and judgment thereon may be entered in any court of competent jurisdiction.  By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and/or the enforcement of any award.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the applicable parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any applicable party to respect the arbitral tribunal's orders to that effect.  Any arbitration hereunder shall be confidential and all information about the arbitration or the substance of the proceedings thereunder shall be treated as Confidential Information pursuant to Section 10 hereof.

12.4
Non-Exclusive Remedy.  The Shareholders acknowledge and agree that money damages would not necessarily be a sufficient remedy for any breach of this Agreement or the Amended and Restated Limited Partnership Agreement by the Shareholders or any of their affiliates.  Accordingly, nothing in this Agreement will prevent the Shareholders from seeking injunctive or similar relief in the event: (i) any delay resulting from efforts to resolve such Dispute pursuant to Section 12.2 and Section 12.3 could result in serious and irreparable injury to either party; or (ii) of any actual or threatened breach of any provisions of this Agreement or the Amended and Restated Limited Partnership Agreement.  All actions for such injunctive or interim relief shall be brought in a court of competent jurisdiction in accordance with this Agreement.  Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement or the Amended and Restated Limited Partnership Agreement.

12.5
Enforcement by Shareholders.  Notwithstanding anything to the contrary in this Agreement, the Amended or Restated Limited Partnership Agreement or the Supply Agreement, each Shareholder shall have the right, but not the obligation, to enforce this Agreement, the Amended or Restated Limited Partnership Agreement and the Supply Agreement on behalf of the Company with respect to the obligations of the other Shareholder and its affiliates hereunder and thereunder.

13.	GENERAL

13.1
Conflicts.  Should any provision of this Agreement conflict with any article or any by-law of the Company, the provisions of this Agreement shall prevail. The Parties agree to be bound by the terms of the Amended and Restated Limited Partnership Agreement that shall relate to them as shareholders of the Company.

13.2
No Waiver.  No consent or waiver, expressed or implied, by any Party of any breach or default by any Party in the performance of its obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other Party of the same or any other obligations of such Party. Failure on the part of any Party to complain of any act or failure to act of any other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by the first mentioned Party of its rights hereunder.

13.3
Notices.  Any notice, request, demand or other communication given or made pursuant to this Agreement shall be in writing and delivered to the addresses below, and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail, postage and fees prepaid, on the fifth (5th) Business Day after same was deposited with the post office; (ii) if sent by reputable overnight courier, when delivered; (iii) if sent by facsimile transmission or by any other written form of electronic communication, return receipt requested, the Business Day next following receipt; or (iv) if otherwise actually personally delivered, when delivered.  Any Party may change its address for service from time to time by notice given to the other Parties in accordance with the above.

if to BSI, to:

Bécancour Silicon Inc.
c/o Timminco Limited
Sun Life Financial Tower
150 King Street West
Suite 2401
Toronto ON M5H 1J9
Attention:                      General Counsel and Corporate Secretary
Fax:                      (416) 364-3451
E-mail:                      pkalins@timminco.com

a copy (which shall not constitute notice) to:

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, ON M5L 1B9
Attention:                      Jay C. Kellerman
Fax:                      (416) 947-0866
E-mail:                      jkellerman@stikeman.com

if to DCC GP Co, to:

c/o Dow Corning Corporation
2200 W. Salzburg Road
Midland, Michigan 48686-0994
Attention:                      Sue K. McDonnell
Senior Vice President, General Counsel & Secretary
Fax:                      (989) 496-8307
E-mail:                      sue.mcdonnell@dowcorning.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York  10036
Attention:                      David J. Friedman
Fax:                      212-735-2000
E-mail:                      David.Friedman@skadden.com

if to GP, to:

Québec Silicon General Partner Inc.
c/o Bécancour Silicon Inc.
c/o Timminco Limited
Sun Life Financial Tower
150 King Street West
Suite 2401
Toronto ON M5H 1J9
Attention:                      General Counsel and Corporate Secretary
Fax:                      (416) 364-3451
E-mail:                                pkalins@timminco.com

with a copy (which shall not constitute notice) to DCC GP Co together with a copy to the legal advisor of DCC GP Co and the legal advisor of BSI.

13.4	Preamble. The preamble forms an integral part of this Agreement.

13.5
Entire Agreement.  The Parties agree that this Agreement and the Amended and Restated Limited Partnership Agreement constitute the complete and exclusive statement of the agreements between them with respect to their relationship as Shareholders in the Company. This Agreement supersedes all prior negotiations, agreements and communications, written or oral between the Shareholders, including their Affiliates, with respect to their relationship as shareholders in the Company.

13.6
Sections and Headings.  The division of this Agreement into articles and sections and the insertion of headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

13.7	Amendment. No amendments, changes or modifications to this Agreement shall be valid except if the same are in writing and signed by a duly authorized representative of each of the Parties.

13.8
Severability.  If any of the provisions contained in this Agreement are found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not be in any way affected or impaired thereby. In addition, if any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the Shareholders shall negotiate in good faith appropriate modifications to this Agreement to replace the invalid, illegal or unenforceable provision by a valid, legal and enforceable provision the effect and purpose of which is as close as possible to the intended effect and purpose of the invalid, illegal or unenforceable provision.

13.9	Currency. Except as otherwise explicitly provided in this Agreement, all dollar amounts referred to in this Agreement are stated in the lawful currency of Canada.

13.10	Number and Gender. Words in the singular include the plural and vice versa and words in one gender include all genders.

13.11
Successors and Assigns.  This Agreement shall enure to the benefit of and be binding upon the Parties and their personal representatives, successors and permitted assigns and any reference to a right or an obligation of a Party shall be deemed to include a reference to such personal representatives, successors and permitted assigns to the extent that the context requires.

13.12
Governing Law.  This Agreement and the rights, obligations and relations of the Parties shall be governed and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

13.13
Jurisdiction.  The Parties agree to submit to the jurisdiction of the courts of the Province of Québec (within the judicial district of Montreal) with respect to all matters that relate to this Agreement.

13.14
Counterparts.  This Agreement and any amendment, supplement, restatement or termination of this Agreement in whole or in part may be signed and delivered in any number of counterparts (including facsimile counterparts), each of which when signed and delivered is an original but all of which taken together constitute one and the same instrument.

13.15
Other Documents.  Each Shareholder agrees to sign all such documents and do all such things as may be necessary or desirable to more completely and effectively carry out the terms and intentions of this Agreement and to cause the Company to act in the manner contemplated by this Agreement and the Amended and Restated Limited Partnership Agreement.

13.16
Voting.  Each Shareholder agrees to vote its respective shares in the share capital of the Company so that the decisions, acts, resolutions, things, by-laws or other documents of the Company be in conformity with the provisions of this Agreement.

13.17	Legend on Certificates. The certificate for shares issued or to be issued by the Company shall bear the following legend:

"The transfer of the shares represented by this certificate is subject to the provisions of and restrictions on transfer set forth in the articles of the Company and the Shareholders Agreement dated as of October 1, 2010."

(signature page follows)

IN WITNESS WHEREOF, THE PARTIES HAVE DULY EXECUTED THIS AGREEMENT ON THE DAY FIRST WRITTEN ABOVE.

BÉCANCOUR SILICON INC.

Per:           /s/ Peter Kalins_________________________
duly authorized
Name:                      Peter Kalins
Title:	General Counsel and Corporate Secretary

QUÉBEC SILICON GENERAL PARTNER INC.

Per:           /s/ Peter Kalins _________________________
duly authorized
Name:                      Peter Kalins
Title:	General Counsel and Corporate Secretary

(signature page to the Shareholders Agreement)

DOW CORNING NETHERLANDS, B.V.

Per:           /s/ B. Anderson_________________________
duly authorized

Name: B. Anderson

Title: Managing Director B

Per:           /s/ Brian B. Tessin_______________________
duly authorized

Name: Brian B. Tessin

Title: Director - Class A

(signature page to the Shareholders Agreement)

SCHEDULE 7.4

INITIAL REPRESENTATIVES

SHAREHOLDER	REPRESENTATIVES
BSI	John Fenger Robert J. Dietrich Peter A. M. Kalins
DCC GP CO	David R. Soldan Andrew E. Tometich

SCHEDULE 7.9

INITIAL OPERATING COMMITTEE MEMBERS

John Fenger
Millicent Poon
William E. Boardwine
Paul J. Marion